Exhibit 10.17
EXECUTION VERSION
VALUE APPRECIATION INSTRUMENT AGREEMENT
by and between
BOND STREET HOLDINGS, INC.
and
FEDERAL DEPOSIT INSURANCE CORPORATION,
RECEIVER OF PENINSULA BANK,
ENGLEWOOD, FLORIDA
Dated as of February 11, 2011

VALUE APPRECIATION INSTRUMENT AGREEMENT
          This VALUE APPRECIATION AGREEMENT (this “Agreement”), dated as of February 11, 2011, is by and between Bond Street Holdings, Inc., a Delaware corporation (formerly known as Bond Street Holdings LLC) (the “Company”), and the Federal Deposit Insurance Corporation, in its capacity as receiver (the “FDIC”).
RECITALS
          WHEREAS, as of June 25, 2010, FDIC and Premier American Bank, National Association, a wholly owned subsidiary of the Company (the “Buyer”) entered into that certain Purchase and Assumption Agreement (as amended from time to time in accordance with its terms, the “P&A Agreement”), pursuant to which Buyer purchased and assumed certain assets, deposits and certain other liabilities of Peninsula Bank, Englewood, Florida (the “Failed Bank”) from FDIC; and
          WHEREAS, pursuant to the bid of the Company and the Buyer to acquire the Failed Bank, FDIC is entitled to receive a value appreciation payment in respect of sixty-five thousand (65,000) Units as provided in, and subject to the terms and conditions of, this Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:
          “Agreement” shall have the meaning set forth in the preamble.
          “Business Day” means any day commencing at 9 A.M., New York City time and ending at 5 P.M., New York City Time, that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed.
          “Buyer” shall have the meaning set forth in the recitals.
          “Company” shall have the meaning set forth in the recitals.
          “Determination Price” shall mean, in respect of each Unit:
          (i) if a Public Float Event occurs, the Company’s two(2) day volume weighted average price (“VWAP”) per Unit as of the date of the Exercise Notice;
          (ii) if a Sale Event occurs, the value of the consideration received per Unit upon the closing of such Sale Event.
          “Exercise Notice” shall have the meaning set forth in Section 3(d).

          “Exercise Period” shall have the meaning set forth in Section 3(c).
          “Exercise Price” means $20.00 per Unit subject to adjustment pursuant to Section 2(b).
          “Failed Bank” shall have the meaning set forth in the preamble.
          “FDIC” shall have the meaning set forth in the preamble.
          “Initial Exercise Date” shall have the meaning set forth in Section 3(c).
          “Initial Public Offering” shall mean the first underwritten public offering of common stock of the Company after which it will both (i) trade on a national securities exchange (which includes, but is not limited to, NYSE, NASDAQ and NYSE Amex Equities) and (ii) have a post-offering public float in excess of Fifty Million United States Dollars ($50,000,000).
          “Public Float Event” shall mean the increase of the Company’s public float to more than Fifty Million United States Dollars ($50,000,000) for a consecutive 30-trading-day period by means of either (i) an Initial Public Offering or (ii) appreciation of public market price of shares of the Company.
          “Sale Event” shall mean a business combination in which the Company is designated as the selling entity or a disposition of all or substantially all of the Company’s assets.
          “Settlement Price” means the Determination Price minus the Exercise Price.
          “Tangible Book Value” shall mean the quotient of the Company’s tangible common equity divided by the Company’s total common shares outstanding.
          “Term” shall mean the period commencing on the Initial Exercise Date and ending on the earlier of (i) the first anniversary of the Public Float Event or (ii) June 25, 2012.
          “Transfer” shall mean any transfer, sale, exchange, assignment, pledge, or hypothecation of, creation of a lien or other encumbrance or security interest in or upon, or other disposition of, the VAI Right; provided, that such a Transfer shall be made pursuant to Section 4, and the term “Transferred” shall have the meaning correlative to the foregoing.
          “Trigger Event” shall have the meaning set forth in Section 3(a).
          “Trigger Notice” shall have the meaning set forth in Section 3(b).
          “Unit” shall mean an accounting device which mirrors one share of the Company’s common stock.
          “VAI Payment” shall have the meaning set forth in Section 2(a).
          “VAI Right” shall have the meaning set forth in Section 2(a).

          “VWAP” means the Volume Weighted Average Price displayed under the heading “Bloomberg VWAP” on the Bloomberg Page for the Company (or its equivalent successor page if such page is not available) for the two (2) trading days immediately prior to the day of FDIC’s delivery of the Exercise Notice to the Company.
     2. VAI Right.
          (a) Upon the occurrence of a Trigger Event (as defined below), FDIC will have the right (the “VAI Right”), which may be exercised, in whole or in part, at any time during the Term in accordance with the provisions of Section 3, to receive a payment in cash or in stock (the “VAI Payment”) in respect of sixty-five thousand (65,000) Units, in the aggregate, as follows: (1) if payment in cash is elected, the VAI Payment shall be equal to the product of (i)the Settlement Price per Unit and (ii) the number of Units in respect of which the VAI Right is being exercised as set forth in the applicable Exercise Notice, or (2) if payment in stock is elected, the VAI Payment shall be the number of shares of the Company’s common stock equal to (X) the product of (i) the number of Units in respect of which the VAI Right is being exercised as set forth in the applicable Exercise Notice and (ii) the Settlement Price per Unit, divided by (Y) the Determination Price.
          (b) Adjustments for Stock Splits, etc. The number of Units to which the VAI Right relates shall be appropriately adjusted, as determined by the managing board of the Company, to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Units), reclassification, reorganization, recapitalization or similar transaction occurring after the date hereof and prior to the expiration of the Term.
     3. Exercise of VAI Right.
          (a) Conditions to Exercise. The VAI Right shall become exercisable, in whole or in part, only upon the earlier of (i) the occurrence of a Public Float Event, or (ii) the closing of a Sale Event (any such event in clause (i) or (ii), a “Trigger Event”).
          (b) Trigger Notice. Within five (5) Business Days of the occurrence of a Trigger Event, the Company shall send FDIC a written notice stating that a Trigger Event has occurred (a “Trigger Notice”). Such Trigger Notice shall be delivered pursuant to Section 7 below.
          (c) Exercise Period. The VAI Right may be exercised in whole or in part at any time commencing on the delivery date of the Trigger Notice (the “Initial Exercise Date”) and continuing until the expiration of the Term at which time the VAI Right or any unexercised portion thereof shall be extinguished.
          (d) Manner of Exercise. In order to exercise the VAI Right, FDIC shall deliver to the Company a written notice in the form of Exhibit A hereto (the “Exercise Notice”), at any time on or after the date on which the VAI Right becomes exercisable as provided in Section 3(c). Such Exercise Notice shall be delivered pursuant to Section 7 below.

          (e) Settlement of Right; Payment by Company. After receipt of the Exercise Notice in the manner set forth above, on the first Business Day following the Company’s receipt of the Exercise Notice, the Company shall deliver to the FDIC or any other holder of the VAI Right as a result of a Transfer, the VAI Payment in the form that such holder may elect pursuant to Section 2(a).
          (f) Alternative Consideration Fee. In the event that a Trigger Event does not occur prior to the expiration of the Term or a Trigger Event occurs but the FDIC does not exercise fully the VAI Right, then upon the expiration of the Term the Company shall pay to the FDIC a cash fee equal to the product of (1) the number of Units attributable to the unexercised VAI Right and (2) the per Unit price equal to the product of (x) the Company’s Tangible Book Value per common share as of the most recent quarter prior to the expiration of the Term and (y) the prevailing average price to tangible book multiple of the components underlying the Nasdaq Bank Index at such date.
     4. Transfers Prior to the Expiration of the Term. FDIC may Transfer its right, title and interest in and to all or part of the VAI Right without the consent of the Company (provided that FDIC shall notify the Company pursuant to Section 7 below prior to any such Transfer) at any time prior to the expiration of the Term, so long as such Transfer does not violate any applicable law, rule or regulation.
     5. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.
     6. No Impairment. The Company will not, by amendment of its operating agreement or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of FDIC against impairment.
     7. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection with herewith shall be given in writing and directed to the parties hereto as follows:

if to FDIC, to:	Manager, Special Programs
Division of Resolutions and Receiverships
Federal Deposit Insurance Corporation
550 17th Street, NW (Room F-7028)
Washington, D.C. 20429-0002
Attention: Philip Mangano
E-mail Address: PMangano@fdic.gov

with a copy to:	Senior Counsel
FDIC Legal Division
Federal Deposit Insurance Corporation
Special Issues Unit
3501 Fairfax Drive (Room E-7056)
Arlington, Virginia 22226
Attention: David Gearin
E-mail Address: DGearin@fdic.gov

if to the Company, to:	President and COO
Bond Street Holdings, Inc.
5301 Blue Lagoon Drive, Suite 200
Miami, Florida 33126
Attention: Kent S. Ellert
Fax: (305) 260-7178
Phone: (239) 530-8440
E-Mail Address: kellert@bondstreetholdings.com
Notices shall be deemed properly delivered and received when delivered to both the primary notice party and copied parties (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent by a commercial overnight courier for delivery on the next Business Day, on the first Business Day after deposit with such courier service (or the third Business Day if sent to an address not in the United States), or (iii) if sent by registered or certified mail, five (5) days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 7. For the avoidance of doubt, e-mail notices and notices sent via facsimile shall not be deemed proper delivery for purposes of this Agreement.
     8. Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by the Company on the one hand, and the FDIC, on the other hand.
     9. Governing Law. This Agreement shall be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and, insofar as there may be no applicable federal law, shall be governed in accordance with the laws of the State of New York. Each of the Company and FDIC agrees (a) to submit to the exclusive jurisdiction and venue of the federal courts located in the State of New York for any civil action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) that notice may be served upon the Company and FDIC at the addresses in Section 7 above. To the extent permitted by applicable law, each of the Company and FDIC hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the transactions contemplated hereby.
     10. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall not affect the other provisions, but such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid or enforceable, preserving to the fullest extent permissible the intent of the parties set forth herein.
     11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
     12. Counterparts; Facsimile. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Facsimile transmission or other electronic transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission or other electronic transmission shall be deemed the same as the delivery of an original.
     13. Entire Agreement. This Agreement and the P&A Agreement (including the exhibits and schedules of each of the foregoing) contain the entire understanding of the parties hereto with respect to the subject matter hereof.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BOND STREET HOLDINGS, INC.
By:	/s/ Daniel M. Healy
	Name:	Daniel M. Healy
	Title:	CEO

FEDERAL DEPOSIT INSURANCE CORPORATION, AS RECEIVER OF PENINSULA BANK, ENGLEWOOD, FLORIDA
By:	/s/ Herbert Held
	Name:	Herbert Held
	Title:	Associate Director
[Signature Page to Peninsula Value Appreciation Instrument Agreement]

Exhibit A
FORM OF EXERCISE NOTICE
To: Bond Street Holdings, Inc. (the “Company”):
     The undersigned hereby gives notice pursuant to Section 3(d) of that certain Value Appreciation Instrument Agreement by and between the Company and the undersigned of its election to exercise its VAI Right, in whole or in part, such exercise to be consummated on the tenth business day following delivery of this notice, all in accordance with the terms and provisions of the Value Appreciation Instrument Agreement.
Number of Units to which this exercise applies:

By:
Name:
Title: